Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Paycor HCM, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated August 28, 2023, with respect to the consolidated financial statements of Paycor HCM, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Paycor HCM, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

December 6, 2023